--------------------------
                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB  Number:     3235-0145
                                                      Expires: February 28, 2009
                                                      Estimated  average  burden
                                                      hours per response....14.5
                                                      --------------------------




                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                           Isis Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    464330109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 28 Pages

                                       13G
===================
CUSIP No. 464330109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 729,779 Shares, which is 1.0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   233,529 [See Preliminary Note]
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    233,529 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            233,529 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================




                               Page 2 of 28 Pages

                                       13G
===================
CUSIP No. 464330109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 729,779 Shares, which is 1.0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   226,231 [See Preliminary Note]
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    226,231 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            226,231 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.3% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================




                               Page 3 of 28 Pages

                                       13G
===================
CUSIP No. 464330109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 729,779 Shares, which is 1.0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   51,085 [See Preliminary Note]
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    51,085 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            51,085 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================




                               Page 4 of 28 Pages

                                       13G
===================
CUSIP No. 464330109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 729,779 Shares, which is 1.0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   51,085 [See Preliminary Note]
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    51,085 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            51,085 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================




                               Page 5 of 28 Pages

                                       13G
===================
CUSIP No. 464330109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 729,779 Shares, which is 1.0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            New York
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================




                               Page 6 of 28 Pages

                                       13G
===================
CUSIP No. 464330109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Offshore Investors II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 729,779 Shares, which is 1.0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Cayman Islands
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================





                               Page 7 of 28 Pages

                                       13G
===================
CUSIP No. 464330109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Special Situation Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 729,779 Shares, which is 1.0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Cayman Islands
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   167,849 [See Preliminary Note]
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    167,849 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            167,849 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.2% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================




                               Page 8 of 28 Pages

                                       13G
===================
CUSIP No. 464330109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 729,779 Shares, which is 1.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IA, OO
------------====================================================================




                              Page 9 of 28 Pages

                                       13G
===================
CUSIP No. 464330109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 729,779 Shares, which is 1.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   729,779 [See Preliminary Note]
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    729,779 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            729,779 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.0% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================




                              Page 10 of 28 Pages

                                       13G
===================
CUSIP No. 464330109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 729,779 Shares, which is 1.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   729,779 [See Preliminary Note]
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    729,779 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            729,779 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.0% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                              Page 11 of 28 Pages

                                       13G
===================
CUSIP No. 464330109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 729,779 Shares, which is 1.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   729,779 [See Preliminary Note]
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    729,779 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            729,779 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.0% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================





                              Page 12 of 28 Pages

                                       13G
===================
CUSIP No. 464330109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein [See Preliminary Note]
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 729,779 Shares, which is 1.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   -0-
                        ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            -0-
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================





                              Page 13 of 28 Pages

                                       13G
===================
CUSIP No. 464330109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 729,779 Shares, which is 1.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   729,779 [See Preliminary Note]
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    729,779 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            729,779 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.0% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                              Page 14 of 28 Pages

                                       13G
===================
CUSIP No. 464330109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 729,779 Shares, which is 1.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   729,779 [See Preliminary Note]
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    729,779 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            729,779 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.0% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                              Page 15 of 28 Pages

                                       13G
===================
CUSIP No. 464330109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 729,779 Shares, which is 1.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   729,779 [See Preliminary Note]
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    729,779 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            729,779 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.0% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                              Page 16 of 28 Pages

                                       13G
===================
CUSIP No. 464330109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 729,779 Shares, which is 1.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   729,779 [See Preliminary Note]
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    729,779 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            729,779 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.0% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                              Page 17 of 28 Pages

                                       13G
===================
CUSIP No. 464330109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Jason E. Moment
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 729,779 Shares, which is 1.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   729,779 [See Preliminary Note]
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    729,779 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            729,779 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.0% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 18 of 28 Pages

                                       13G
===================
CUSIP No. 464330109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 729,779 Shares, which is 1.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   729,779 [See Preliminary Note]
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    729,779 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            729,779 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.0% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                              Page 19 of 28 Pages

                                       13G
===================
CUSIP No. 464330109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 729,779 Shares, which is 1.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   729,779 [See Preliminary Note]
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    729,779 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            729,779 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.0% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                              Page 20 of 28 Pages

                                       13G
===================
CUSIP No. 464330109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 729,779 Shares, which is 1.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   729,779 [See Preliminary Note]
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    729,779 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            729,779 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.0% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================





                              Page 21 of 28 Pages

                                       13G
===================
CUSIP No. 464330109
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 729,779 Shares, which is 1.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   729,779 [See Preliminary Note]
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    729,779 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            729,779 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.0% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                              Page 22 of 28 Pages

         This Amendment No. 1 to Schedule 13G amends and restates in its entirety the Schedule 13G initially filed on February 21, 2005 (collectively, with all amendments thereto, the "Schedule 13G").

         Preliminary Note: The Reporting Persons are filing this Schedule 13G with respect to the Common Shares, par value $0.001 per share (the "Shares"), of Isis Pharmaceuticals, Inc. (the "Company"). Certain of the Reporting Persons own, in aggregate, (i) 0 Shares and (ii) warrants exercisable for 729,779 Shares (the "Warrants") issued by the Company, each Warrant being currently exercisable at an exercise price of $5.2395 per Share (subject to adjustment pursuant to the terms of the Warrants). All numbers and percentages contained in this Schedule 13G represent Shares and not Warrants unless stated otherwise. For information regarding the Warrants, see the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2005.

         This Schedule 13G reports that effective as of April 3, 2006, Mr. Ellwein resigned as a managing member of FPLLC and Mr. Ellwein may therefore no longer be deemed a beneficial owner of the Issuer's securities reported herein.

Item 1.  Issuer
         ------

         (a) Name of Issuer:
             --------------

                  Isis Pharmaceuticals, Inc.

         (b) Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

1896 Rutherford Road, Carlsbad, California 92008

Item 2.  Identity And Background
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         ----------------------------------------------------------------

         This statement relates to Shares of Common Stock, par value $0.001 per share (the "Shares"), of the Company. The CUSIP number of the Shares is 464330109.

         Name Of  Persons  Filing,  Address  Of  Principal  Business  Office And
         -----------------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."



                              Page 23 of 28 Pages

         The Farallon Funds
         ------------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares beneficially owned by it (through its ownership of Warrants);

                  (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares beneficially owned by it (through its ownership of Warrants);

                  (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares beneficially owned by it (through its ownership of Warrants);

                  (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares beneficially owned by it (through its ownership of Warrants);

                   (v)     Tinicum   Partners,   L.P.,   a  New   York   limited
                           partnership ("Tinicum"), with respect to the Shares beneficially owned by it;

                  (vi) Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership ("FCOI II"), with respect to the Shares beneficially owned by it; and

                  (vii) Farallon Special Situation Partners II, L.P., a Cayman Islands exempted limited partnership ("FSSP II"), with respect to the Shares beneficially owned by it (through its ownership of Warrants).

         FCP, FCIP, FCIP II, FCIP III, Tinicum, FCOI II and FSSP II are together referred to herein as the "Farallon Funds."

         The Management Company
         ----------------------

                  (vii) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares beneficially owned by a certain account managed by the Management Company (the "Managed Account").

         The Farallon General Partner
         ----------------------------
                  (viii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Farallon Funds (the "Farallon General Partner"), with respect to the Shares beneficially owned by each of the Farallon Funds (through their ownership of Warrants).




                              Page 24 of 28 Pages

         The Farallon Managing Members
         -----------------------------

                  (ix) The following persons who are, or solely with respect to Charles Ellwein were, managing members of both the Farallon General Partner and the Management Company, with respect to the Shares beneficially owned by the Farallon Funds and the Managed Account (through their ownership of Warrants): Chun R. Ding ("Ding"), William F. Duhamel ("Duhamel"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Jason E. Moment ("Moment"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Ding, Duhamel, Fried, Landry, Mellin, Millham, Moment, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Farallon Individual Reporting Persons."

         The citizenship of each of the Farallon Funds, the Management Company and the Farallon General Partner is set forth above. Each of the Farallon Individual Reporting Persons is a citizen of the United States. The address of the principal business office of each of the Reporting Persons other than FSSP II and FCOI II is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The address of the principal business office of FSSP II is c/o Walker House, Mary Street, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands. The address of the principal business office of FCOI II is Harbour Centre, P.O. Box 896, George Town, Grand Cayman, Cayman Islands.

Item 3.  If This  Statement  Is  Filed  Pursuant  To  Sections  240.13d-1(b)  or
         -----------------------------------------------------------------------
         240.13d-2(b)  or (c),  Check  Whether  The  Person  Filing Is An Entity
         -----------------------------------------------------------------------
         Specified In (a) - (j):
         ----------------------

         Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
         -----------------------------------------------------------------------
         Box. [X]
         ----

Item 4. Ownership
        ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

         The Warrants in respect of which certain of the Farallon Funds and the Managed Account (as reported by the Management Company) are deemed to beneficially own Shares are owned directly by the stated Farallon Funds and the Managed Account. The Farallon General Partner, as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such Shares beneficially owned by the Farallon Funds. The Management Company, as investment adviser to the Managed Account, may be deemed to be the beneficial owner of all such Shares beneficially owned by the Managed Account. The Farallon Individual Reporting Persons, as managing members of both the Farallon General Partner and the Management Company with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all



                              Page 25 of 28 Pages
such Shares beneficially owned by the Farallon Funds and the Managed Account. Each of the Management Company, the Farallon General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the deemed beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

         Not Applicable.

Item 7.  Identification  And Classification Of The Subsidiary Which Acquired The
         -----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

         Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

         The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

         Not Applicable.

Item 10. Certification
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                              Page 26 of 28 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 11, 2007

                /s/ Mark C. Wehrly
                ----------------------------------------
                FARALLON PARTNERS, L.L.C.,
                On its own behalf and
                as the General Partner
                of FARALLON CAPITAL PARTNERS, L.P.,
                FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                FARALLON CAPITAL OFFSHORE INVESTORS II, L.P. and FARALLON SPECIAL SITUATION PARTNERS II, L.P.
                By Mark C. Wehrly,
                Managing Member

                /s/ Mark C. Wehrly
                ----------------------------------------
                FARALLON CAPITAL MANAGEMENT, L.L.C.
                By Mark C. Wehrly,
                Managing Member

                /s/ Mark C. Wehrly
                ----------------------------------------
                Mark C. Wehrly, individually and as attorney-in-fact for
                each of Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen
                L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier and Thomas F. Steyer

         The Powers of Attorney executed by Ding and Schrier authorizing Wehrly to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Persons with respect to the Common Stock of Salix Pharmaceuticals, Ltd., are hereby incorporated by reference. The Power of Attorney executed by Ellwein and Patel authorizing Wehrly to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Power of Attorney executed by Mittal authorizing Wehrly to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 6 to the Schedule 13G filed with the Securities and Exchange Commission on October 5, 2005, by such



                              Page 27 of 28 Pages

Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Power of Attorney executed by Moment authorizing Wehrly to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 9, 2006, by such Reporting Person with respect to the Common Stock of Vintage Petroleum, Inc., is hereby incorporated by reference. The Powers of Attorney executed by Duhamel, Fried, Landry, Mellin, Millham and Steyer authorizing Wehrly to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 2006, by such Reporting Persons with respect to the Common Stock of Arbor Realty Trust, Inc., are hereby incorporated by reference.


















                              Page 28 of 28 Pages